Exhibit 99.1

CyberOptics Announces Reduced Fourth Quarter Financial Guidance

And Preliminary First Quarter 2009 Outlook

Minneapolis, MN—January 7, 2009—CyberOptics Corporation (Nasdaq: CYBE) today announced that due to the recession and its impact on the global electronics market, it is reducing its financial guidance for the fourth quarter of 2008 ended December 31 to a net loss of approximately $.32 to $.34 per diluted share, before non-cash impairment charges for goodwill and long-lived assets, on sales of roughly $6.5 million. CyberOptics’ previously-issued guidance for this period forecasted a net loss of $0.16 to $0.21 per diluted share on sales of $8.5 to $9.5 million.

The fourth quarter non-cash impairment charges, which are forecasted in the range of $4.0 to $5.0 million, were triggered primarily by the decline in CyberOptics’ market capitalization.

Sales of both electronic assembly sensors and inspection systems were below forecasted levels in the fourth quarter. Fourth quarter revenues also were affected by a delay in customer acceptance of a previously shipped order for 17 Flex Ultra automated optical inspection (AOI) systems. CyberOptics expects to recognize revenues from this order in the first quarter of 2009.

In response to the difficult operating environment, CyberOptics reduced its workforce by approximately 10% in November. During the quarter, CyberOptics’ cost structure benefited from the completion of the transition of systems-related R&D to Singapore in the fourth quarter. The company’s expense structure will further benefit when all systems manufacturing is moved to Singapore in the first half of 2009.

Despite the increased net loss, CyberOptics’ balance sheet remains strong. Cash burn was minimal in the fourth quarter of 2008, and CyberOptics ended this period with cash and marketable securities of approximately $29.0 million, compared to $29.2 million at September 30, 2008. For the first quarter of 2009, given the uncertain economic environment, CyberOptics is currently forecasting a net loss of $.28 to $.33 per diluted share on sales of $5.0 to $6.0 million.

CyberOptics will release its results for the fourth quarter of 2008 during the second week of February.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of engineering and manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415